As filed with the Securities and Exchange Commission on May 15, 1998

                                              Registration No. 33-
============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM S-3

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933


                           SIMPSON INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)

                  Michigan                          38-1225111
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)            Identification No.)

                             47603 Halyard Drive,
                           Plymouth, Michigan 48170
                               (734) 207-6200
             (Address, including zip code, and telephone number,
              including area code, of registrant's principal executive offices)

                            VINOD M. KHILNANI
                  Vice President-Chief Financial Officer
                         Simpson Industries, Inc.
                           47603 Halyard Drive,
                         Plymouth, Michigan 48170
                              (734) 207-6200
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

          The Commission is requested to send copies of all orders, notices and other communications to:

                        D. RICHARD MCDONALD, ESQ.
                           Dykema Gossett PLLC
                  1577 North Woodward Avenue, Suite 300
                    Bloomfield Hills, Michigan  48304
                              (248) 203-0859

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
============================================================================

                                          Proposed Maximum   Proposed Maximum     Amount of
    Title of Securities    Amount to be       Offering          Aggregate        Registration
     to be Registered       Registered    Price per Share*    Offering Price*        Fee

      Common Stock,**         206,893         $13.375           $2,767,194           $817
     $1.00 par value

   *Estimated solely for purposes of computing the Registration Fee, at $13.375 per share, the average of the high and low prices for shares of the Common Stock on May 13, 1998, as reported on the Nasdaq National Market, pursuant to Rule 457(c).
  **Attached to each share of Common Stock is one Right to purchase one share of the
    Registrant's Common Stock.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

            Subject to completion, dated May 15, 1998

                            PROSPECTUS

                     SIMPSON INDUSTRIES, INC.

                       47603 Halyard Drive
                     Plymouth, Michigan 48170
                          (734) 207-6200


                  206,893 Shares of Common Stock

                           $1 par value


     The 206,893 shares of Common Stock of Simpson Industries, Inc. (the "Company") offered by this Prospectus are outstanding shares of Common Stock, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales.

     The Common Stock is traded on the Nasdaq National Market. On May 13, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $13.375, as reported in The Wall Street Journal.

                This offering is not underwritten.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


           The date of this Prospectus is May __, 1998


                             CONTENTS
                                                           PAGE

          Additional Information                             2
          Incorporation of Certain Documents by Reference    3
          Forward Looking Statements                         3
          Plan of Distribution                               4
          Selling Shareholders                               4
          Legal Matters                                      5
          Experts                                            5


                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

     Simpson Industries, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, 13th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

     The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the exchange at 1735 K Street, N.W., Washington, D.C. 20006.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph
          (a) above, as follows: the Company's Quarterly Report on Form 10-Q for its quarter ended March 31, 1998;

     (c) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 0-6611 filed under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Vinod M. Khilnani, Vice President-Chief Financial Officer, Simpson Industries, Inc., 47603 Halyard Drive, Plymouth, Michigan 48170, (734) 207-6200.


                             FORWARD LOOKING STATEMENTS

     The Company may from time to time make written or oral forward looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements that could be considered forward looking. Such statements are or will be based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward looking statements, including, but not limited to, (i) general economic conditions in the markets in which the Company operates, (ii) fluctuations in demand for the Company's product, and (iii) other actions taken by the Company. The Company does not intend to update these forward-looking statements.


                            PLAN OF DISTRIBUTION

     The 206,893 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares were issued to the Selling Shareholders by the Company in the acquisition of Stahl International, Inc. on April 2, 1998.

     The shares offered by the Selling Shareholders may be sold from time to time on the Nasdaq National Market or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted securities. The Selling Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be made in the quantities, at the times, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

     Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder in connection with the offering made thereby, will be borne by such Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder. The Selling Shareholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933.

                           SELLING SHAREHOLDERS

     Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries and any during the past three years, the number of shares of Common Stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering.

                                                       Shares of Company Common Stock

                         Present Positions, Offices                            Percent
                         or Relationships with Com-   Owned as of    Offered   of Class
                         pany and Subsidiaries and    Date of this     by this    After
   Name and Address      Any During the Past 3 Years   Prospectus   Prospectus Offering

O.B. Harrington, M.D.       N/A                         105,515      105,515      *
4785 Briarcliff Road
Memphis, Tennessee 38117

David Harrington            Vice President              101,378      101,378      *
2349 Reed Hooker            Stahl International
Eads, Tennessee 28028

* Less than 1%



                              LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Bloomfield Hills, Michigan.


                                 EXPERTS

     The financial statements of Simpson Industries, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

                                 PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses have been borne by the issuer. No portion of such expenses are to be borne by any of the Selling Shareholders:

            Registration fees               $  817.00
            Legal fees                       2,000.00
            Accounting fees                  2,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Michigan Business Corporation Act. The Company is organized under the Michigan Business Corporation Act (the "Michigan Act") which, in general, empowers Michigan corporations to indemnify a person who is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation's request, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Michigan Act also empowers Michigan corporations to provide similar indemnity to such a person for expenses and amounts paid in settlement, actually and reasonably incurred, in actions or suits by or in the right of the corporation except in respect of any claim, issue or matter as to which such person is found liable to the corporation, unless (and then only to the extent that) the court determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Bylaws of the Registrant. The Company's bylaws generally require the Company to indemnify persons to the extent it is empowered to do so under the Michigan Act.

ITEM 16.  EXHIBITS.

     Exhibit Number              Description

          5 Opinion of Dykema Gossett PLLC, respecting the Legality of shares of Common Stock being registered

         23(a) Consent of KPMG Peat Marwick LLP, independent accountants

         23(b) Consent of Dykema Gossett PLLC (contained in their opinion filed as Exhibit 5)


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration; provided, however, that (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Simpson Industries, Inc., pursuant to the provisions of applicable law, the Company's Bylaws or Articles of Incorporation, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Simpson Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth, Michigan on May 15, 1998.

                              SIMPSON INDUSTRIES, INC.

                                    By: /s/ ROY E. PARROTT
                                        Roy E. Parrott
                                        Chairman and Chief Executive Officer



                            POWER OF ATTORNEY

     Each of the undersigned whose signature appears below hereby constitutes and appoints Roy E. Parrott, Vinod M. Khilnani and Frank K. Zinn, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 15, 1998.

                                   Title

/s/ ROY E. PARROTT
Roy E. Parrott                Chairman and Chief Executive Officer
                              (Principal Executive Officer)


/s/ VINOD M. KHILNANI
Vinod M. Khilnani             Vice President - Chief Financial Officer
                              (Principal Financial and Accounting Officer)

/s/ MICHAEL E. BATTEN
Michael E. Batten             Director


/s/ SUSAN F. HAKA
Susan F. Haka                 Director


/s/ GEORGE R. KEMPTON
George R. Kempton             Director


/s/ WALTER J. KIRCHBERGER
Walter J. Kirchberger         Director


/s/ ROBERT W. NAVARRE
Robert W. Navarre             Director


/s/ RONALD L. ROUDEBUSH
Ronald L. Roudebush           Director


/s/ F. LEE WEAVER
F. Lee Weaver                 Director


/s/ FRANK K. ZINN
Frank K. Zinn                 Director and Secretary

PAGE

                        INDEX TO EXHIBITS

     Exhibit Number              Description

          5 Opinion of Dykema Gossett PLLC, respecting the Legality of shares of Common Stock being registered

         23(a) Consent of KPMG Peat Marwick LLP, independent accountants

         23(b) Consent of Dykema Gossett PLLC (contained in their opinion filed as Exhibit 5)